I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "NEW YORK RESIDENTIAL, INC. ", FILED IN THIS OFFICE ON THE FIFTH DAY OF DECEMBER, A.D. 2005, AT 4:35 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

State of Delaware Secretary of State Division of Corporations De1ivered 07:14 PM 12/05/2005 FILED 04:35 PM 12/05/2005 SRV 050986555 - 4071275 FILE

 CERTIFICATE OF INCORPORATION

OF

NEW YORK RESIDENTIAL, INC.

Under Section 102 of the General
Corporation Law of the State of Delaware

1.     The name of the Corporation is New York Residential, Inc.

2.     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

3.     The purposes of the Corporation are to engage in any lawful act or activities for which Corporations may be organized under the General Corporation Law of the State of Delaware.

4.     The total number of shares of all classes of stock which the Corporation shall have authority to issue is 21,000,000 of which 20,000,000 shares shall be designated common stock having a par value of $.001 per share (the "Common Stock"), and 1,000,000 shares shall be designated Preferred stock having a par value of $.001 per share (the "Preferred Stock"). The Preferred Stock shall be designated blank check preferred stock.

5.     The Preferred Stock is to be issued in one or more series, from time to time, with each such series to have such designations, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation of such series adopted by the Board of Directors of the Corporation, subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board of Directors being hereby expressly vested with authority to adopt any such resolution or resolutions.

6.     The name and mailing address of the sole incorporator are Deborah E. Kalstek, c/o Hodgson Russ LLP, One M&T Plaza, Suite 2000, Buffalo, New York 14203.

7.     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

8.     Election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

9.      The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

10.    To the extent permitted by the General Corporation Law of the State of Delaware (or any statute succeeding such law), as such law now exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director occurring during the time this Paragraph 10 is in effect.

THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a Corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is her act and deed and the facts herein are true and, accordingly, has hereunto set her hand this 5th day of December, 2005.

/s/ Deborah E. Kalstek
Deborah E. Kalstek, Sole Incorporator